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Inter*Act Systems, Incorporated                       [LOGO]
14 Westport Ave., Norwalk, CT 06851
Tel 203-750-0300, Fax 203-750-0202

March 14, 1997

Mr. Thomas A. Manna
751 Forest Avenue
Rye, NY 10580

Dear Tom:

Following my meeting with our Board's Compensation Committee this afternoon, I am happy to extend to you a final revised offer of employment:

                              Terms and Conditions

Position:                     Vice President, National Sales


Position Summary:             Plans, organizes and directs all aspects of the
                              Company's sales efforts to packaged goods manufacturers to sponsor electronic promotions of various types on the Company's Inter*Act Promotion
                              Network ("IPN"). May also include direction of the Company's sales efforts to retail supermarket chains. Also participates in executive level corporate strategic planning and development.

Work Location:                Inter*Act Headquarters

Reporting to:                 Chairman & Chief Executive Officer

Signing Bonus:                per attached

Base Salary:                  Biweekly rate of $5,576.92 which, if annualized,
                              would be $145,000, to be reviewed annually.

Incentive Pay Opportunities:  o per attached

                              o The Company's CEO and CFO will work with you to develop a sales commission plan that will be designed to be competitive relative to established industry comparables. If this new plan is more desirable to you than your then current incentive compensation plan, then the CEO and CFO will work with you in good faith to tailor a plan of similar characteristics that will be offered to you to replace your then existing incentive compensation plan.



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Inter*Act Systems, Incorporated
T. Manna Offer Letter
Page 2

Pay Dates:                    Every other Friday. Direct deposit of your
                              paycheck into the account(s) of your choice is available.

Vacation:                     You will receive at least three (3) weeks paid
                              vacation annually.

Inter*Act
Stock Options:                Subject to the approval of our Board of Directors,
                              you will be granted an option to purchase 70,000
                              shares of Inter*Act Stock at a strike price of $10 per share, in accordance with the provisions of the 1996 Nonqualified Stock Option Plan. These options will vest over a five (5) year period on your employment anniversary date (20% per year).
                              You will be eligible to receive additional option grants each year during your annual Performance
                              Review.

Performance Review:           You will receive an annual performance review.

Benefits:                     Eligibility for Corporate Medical/Dental coverage
                              will commence the first of the month following 60 days of employment. The Company pays 90% of the cost coverage of the employee and 55% of the cost of coverage of dependents. Details are attached.
                              The Company may change the ratio of Company to employee contribution at its sole discretion. You will be eligible for Inter*Act's 401(k) Savings and Investment Plan on the first quarterly enrollment date after 6 months of employment.

Severance:                    per attached

Representations
and Indemnification:          You agree that in accepting this offer of
                              employment you will not violate any ongoing legal obligations to your current employer and will not disclose to Inter*Act, or any of its employees, any proprietary information related to your current employer. Inter*Act will agree to indemnify you against any potential claims by your current employer related to your accepting this officer of employment so long as you have not violated the foregoing representations to
                              Inter*Act.



Confidentiality and
Non-Compete:                  per attached

Effective Date of Employment: Two weeks from the date on which you countersign this agreement, or sooner if possible.




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Inter*Act Systems, Incorporated
T. Manna Offer Letter
Page 3

This is a letter of offer; there is no employment contract either expressed or implied. As with all Inter*Act employees , this is employment at will. If you have any questions, please feel free to contact me or Mary Davis, Manager of Human Resources at 800-888-8946. ext. 208.

Tom, I have gone to great lengths to come as close as possible to the terms you requested Thursday morning; we have stretched to the limit. We believe you are more than worth the effort. I truly hope you will find this offer acceptable so we can get down to the business of cresting the new paradigm!.


                                         Best Regards,

                                        /s/ Stephen R. Leeolou

                                       Stephen R. Leeolou
                                       Chairman & Chief Executive Officer


Please sign and return this by fax to me at (910) 545-2265 and return the original by Federal Express.

I have read the foregoing terms and conditions and hereby agree to accept them as stated.


*Accepted:  /s/ Thomas A. Manna          3/15/97
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            Thomas A. Manna               Date


* With accepted changes as outlined in the attached letter now recognized as the "Adendum" to this agreement.



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                                 Thomas A. Manna
                                 751 Forest Ave.
                               Rye, New York 10580



March 15, 1997



Mr. Stephen R. Leeolou
Inter-Act Systems, Inc.
14 Westport Ave.
Norwalk, CT 06851

Dear Steve:


I am in receipt of InterAct's revised offer letter. Let me express my appreciation for your personal conviction to make this "deal" happen! I fully comprehend the lengths to which you went as reflected by the stated terms.

In the spirit of wrapping this up over the weekend, I'd like to propose the following language changes:


Signing Bonus:                You will receive a one-time signing bonus of
                              $100,000 to partially offset the proceeds from the stock options you will forfeit (vesting dates:
                              April 29 and May 1, 1997) by joining InterAct before May 2, 1997. Fifty percent (50%) of this
                              Bonus will paid in May 1997, with the remaining
                              50% paid the first week of January 1998. This signing bonus is guaranteed when you commence employment with InterAct.

                              Additionally, InterAct will reimburse the cost of COBRA interim health care coverage incurred by accepting this position.

Incentive Pay
Opportunities:                $55,000 guaranteed in the first calendar year
                              (1997) of the employment. This amount will be paid in two (2) equal installments: 50% in June 1997, and the remaining 50% paid January 1998.

                              This portion of your annual incentive pay opportunity will automatically escalate to $100,000 in the second calendar year of employment
                              (1998) based on reaching mutually agreeable quarterly IPN brand sales objectives.



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Thomas A. Manna
Page 2

Severance:                    If, at any time during your first five years of
                              employment InterAct is sold (and you are not able to, or do not wish to work for the new owner), InterAct will immediately vest all unvested options. If at any time during your first five years of employment, your employment is terminated for any reason other than cause (gross negligence, dereliction of duty, fraud), then InterAct will immediately vest 50% of all unvested outstanding options that have been granted to you or 40,000 options shares, whichever is greater.
                              Additionally, under either circumstance, InterAct will continue paying you your base salary for an additional 12 months.

Confidentiality               All employees are required to sign the Corporate
                              Employee Proprietary Information Agreement. It is also agreed that the Non-Compete elements of the attached offer letter do not apply to this agreement. However, it is agreed that we will mutually agree to some Non-Compete language which will include narrow parameters relative to time and companies within the industry affected.

Steve, assuming these changes are agreeable to you I would be extremely pleased to join InterAct and look forward to building a truly premier organization with you, Rich and Ray!

Please note your acceptance of these changes by countersigning this letter below. This will officially amend InterAct's revised offer letter dated 3/14/97, which is attached and signed by me. These two (2) documents in combination now become the offer agreement.


Sincerely,
/s/ Thomas A. Manna
Thomas A. Manna


 Accepted:   /s/ Stephen R. Leeolou             3/16/97
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                 Stephen R. Leeolou             Date